Exhibit 10.14

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated August 23, 2025 is by and between Jersey Mike’s Franchise Systems, LLC (the “Company”) and Betsy Mercado (“Executive”).

RECITALS:

WHEREAS, the Company desires to employ Executive, with Executive serving as Chief People Officer of the Company, and to enter into this Agreement, which will embody the terms of Executive’s employment; and

WHEREAS, Executive desires to accept such employment to commence on September 29, 2025 (the “Effective Date”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.
Term of Employment. Subject to the provisions of Section 5 of this Agreement, Executive shall commence employment with the Company for a period commencing on the Effective Date, on the terms and subject to the conditions set forth in this Agreement and until terminated in accordance with Section 5 of this Agreement (the “Employment Term”). Executive acknowledges and agrees that Executive’s employment with the Company is at-will. Executive further acknowledges and agrees that nothing in this Agreement gives Executive the right to remain an employee of the Company or any member of the Company Group (as defined below).
2.
Position, Duties, Authority, Principal Work Location and Policies.
(a)
During the Employment Term, Executive shall serve as the Chief People Officer of the Company. In such position, Executive shall have such duties, functions, responsibilities and authority as assigned to Executive by the Company from time to time. Executive shall report directly to the Chief Executive Officer of the Company.
(b)
Executive will devote all of Executive’s business time and best efforts to the performance of Executive’s duties to the Company Group (excluding periods of approved time off or leave of absence) and will not engage in any other business activities that could conflict with Executive’s duties or services to the Company Group or otherwise materially affect the performance of Executive’s duties to the Company; provided, however, that the foregoing shall not prevent Executive from (i) with the prior written approval of the Company, serving on the board of directors (and board committees) of non-profit organizations; (ii) participating in charitable, civic, educational, professional, community or industry affairs; and (iii) managing Executive’s passive personal investments, so long as such activities do not, in the aggregate, interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.
(c)
Executive’s principal work location shall be at the Company Group’s headquarters, which are located in Manasquan, New Jersey as of the date hereof. Executive acknowledges that Executive may be required to travel on business in connection with the performance of Executive’s duties hereunder.

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(d)
Executive’s employment is subject to all the terms and conditions of the Company Group’s policies and codes of conduct as in effect from time to time.
3.
Compensation.
(a)
Base Salary. During the Employment Term, the Company shall pay (or cause to be paid) to Executive a base salary (“Base Salary”) at the annual rate of $450,000.00, pro-rated for any partial year of employment and payable in regular installments in accordance with the usual payment practices of the Company Group. Executive’s Base Salary shall be subject to change as may be determined from time to time in the Company’s sole discretion.
(b)
Annual Bonus. During the Employment Term, Executive shall participate in the Company’s annual bonus program and shall be eligible to earn an annual bonus award (an “Annual Bonus”), with a target amount equal to 60% of Base Salary. The Annual Bonus shall be determined based on the achievement of certain performance objectives in a given year, as determined by the board of managers of Jersey Mike’s HoldCo, LLC (such entity, “HoldCo” and such board, the “Board”); provided, however, that for fiscal year 2025 Executive shall receive a guaranteed Annual Bonus in an amount equal to the sum of (x) 60% of the Base Salary (but pro-rated for Executive’s partial year of employment) and (y) $173,250 (the “Minimum 2025 Bonus”). Any Annual Bonus earned under this Section 3(b) (including the Minimum 2025 Bonus) shall be paid to Executive within two and one-half months after the end of the applicable fiscal year, provided that Executive remains employed by the Company in good standing through the applicable payment date and has not delivered a Notice of Termination (as defined below) prior to such payment date. No Annual Bonus shall be payable in respect of any fiscal year (or other performance period) (including the Minimum 2025 Bonus) in which Executive’s employment is terminated, except to the extent provided in Section 5.
(c)
Incentive Equity. As soon as practicable following commencement of the Executive’s employment hereunder, Executive will receive a grant of 11,211,576 Class B Units (i.e., profits interests) of Jersey Mike’s Management Aggregator LLC (“Issuer”) under the Jersey Mike’s Management Aggregator LLC Equity Incentive Plan (the “Incentive Plan”). The terms of the Class B Units to be issued to Executive will be governed by the Incentive Plan, an award agreement to be entered into by Executive, and the limited liability company agreements of Issuer and HoldCo.
4.
Benefits.
(a)
General. During the Employment Term, Executive generally shall be entitled to participate in the retirement, health and welfare benefit plans, practices, policies and arrangements of the Company Group as in effect from time to time (collectively, “Employee Benefits”), in accordance with the terms and conditions of such arrangements.
(b)
Vacation. Executive shall be entitled to paid vacation on the same basis generally as other senior executives of the Company Group pursuant to the applicable Company vacation policy, plan or regular practice, as may be modified from time to time.
(c)
Reimbursement of Business Expenses. During the Employment Term, the Company shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with its then‑prevailing business expense policy (which shall include, without limitation, appropriate itemization and substantiation of expenses incurred).

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(d)
Commuting and Relocation Expenses. For a period of up to six months following the Effective Date (the “Commuting Period”), the Company shall reimburse Executive for reasonable travel expenses incurred by Executive in connection with Executive’s commute between Executive’s primary residence in Ohio and the Company’s offices in Manasquan, New Jersey in order to carry out Executive’s duties and responsibilities under this Agreement (subject to appropriate itemization and substantiation of expenses incurred). Executive shall relocate to New Jersey prior to the six-month anniversary of the Effective Date, and, in connection with such relocation, the Company shall provide Executive with an additional lump sum cash amount based on the estimated amount of moving expenses for the relocation (with the specific terms and amount of such relocation payment to be discussed and mutually agreed upon by the parties hereto in good faith during the Commuting Period).
5.
Termination.
(a)
The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason in the manner set forth in this Section 5; provided, that Executive shall be required to give the Company at least 60 days’ advance written notice of any termination by Executive (the “Notice Period”). Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern Executive’s rights upon termination of employment with the Company; provided, that Executive’s rights under any applicable equity plan and equity incentive award agreement shall, in each case, be governed exclusively by such applicable plan or agreement, as applicable.
(b)
By the Company for Cause or by Executive without Good Reason.
(i)
The Employment Term and Executive’s employment hereunder (A) may be terminated by the Company for Cause (as defined below) with immediate effect upon written notice and (B) shall terminate automatically upon the effective date (following the Notice Period) of Executive’s resignation for any reason other than Good Reason.
(ii)
For purposes of this Agreement, “Cause” shall mean Executive’s: (A) failure to substantially perform Executive’s duties or obligations as an employee or agent of the Company Group, which failure has not been cured within 10 days after receiving written notice of such; (B) failure to carry out, or comply with, any lawful directive of the Company, any other member of the Company Group, or the Board; (C) commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, guilty plea, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any (x) felony or (y) crime involving moral turpitude, theft, fraud, dishonesty or misrepresentation; (D) Executive’s excessive absenteeism not related to authorized leave that materially interferes with the performance of Executive’s duties hereunder, other than due to a physical or mental impairment that, with the passage of time, would constitute a Disability; (E) unlawful use (including being under the influence) or possession of illegal drugs on the premises of any member of the Company Group or while performing Executive’s duties and responsibilities as an employee or agent of the Company Group; (F) commission at any time of any act of theft, fraud, embezzlement, misappropriation of property, information, or other assets, misconduct, conversion of assets of the Company Group, commission of any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its affiliates, or breach of fiduciary duty against any member of the Company Group (or any predecessor thereto or successor thereof); (G) violation of material policies or procedures of the Company Group, including Executive’s failure to pass a drug screening test administered by or at the direction of the Company or becoming habitually intoxicated or addicted to drugs or alcohol; (H) the temporary or permanent regulatory, governmental or administrative suspension, removal or

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

prohibition of Executive from participating in any of the affairs of any member of the Company Group; (I) the violation by Executive of any law regarding employment discrimination or sexual harassment or any other act which subjects any member of the Company Group to payment or settlement of any claim on the basis of sex, age, race or other discrimination; or (J) material breach of this Agreement or any other agreement with any member of the Company Group (including, without limitation, any breach of the restrictive covenants of any such agreement) or material breach of any written policy of the any member of the Company Group. Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.
(iii)
If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to receive:
(A)
Base Salary through the date of termination;
(B)
reimbursement, within 60 days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s termination; provided, that such claims for such reimbursement are submitted to the Company within 90 days following the date of Executive’s termination of employment; and
(C)
such Employee Benefits (other than with respect to annual or quarterly bonuses, incentive plans and severance benefits), if any, to which Executive may be entitled, payable in accordance with the terms and conditions of plan, program and policies (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause, except as set forth in this Section 5(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iv)
If Executive resigns for any reason other than Good Reason, provided that Executive will be required to comply with the Notice Period requirement in Section 5(a), Executive shall be entitled to receive the Accrued Rights. During the Notice Period, and subject to the following sentence, Executive shall continue to perform Executive’s duties and obligations under Section 2 hereto as reasonably requested by the Company. In lieu of all or any portion of the Notice Period, the Company, at its sole election, may elect either to (x) pay to Executive Base Salary in lieu of notice (in which case, Executive’s employment shall terminate on the date so elected by the Company) or (y) place Executive on “garden leave” (such period, if elected, the “Garden Leave Period”). If such Garden Leave Period is elected by the Company, then during the Garden Leave Period, Executive shall (x) remain an employee of the Company but not be required to perform any duties for the Company or attend work and (y) receive continued Base Salary and medical benefits, but will not be eligible to earn other compensation (including incentive compensation, commissions, or continued vesting in equity incentives or other awards). Following the effective date of termination due to Executive’s resignation for any reason other than Good Reason, except as set forth in this Section 5(b)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement. Nothing in this paragraph, including the provisions concerning any Garden Leave Period, is intended to alter or diminish any right or entitlement of the Executive to the Accrued Rights in accordance with the first sentence of this paragraph.

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(c)
Disability or Death.
(i)
The Employment Term and Executive’s employment hereunder (A) may be terminated by the Company at a time when Executive has a Disability (as defined below), with immediate effect and (B) shall terminate automatically upon Executive’s death.
(ii)
For purposes of this Agreement, “Disability” shall mean any medically determinable physical or mental impairment resulting in Executive’s inability to engage in any substantial gainful activity, where such impairment can be expected to result in death or can be expected to last for a continuous period of inability to engage in any substantial gainful activity of not less than 12 months. Executive shall cooperate in all respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company).
(iii)
Upon termination of Executive’s employment hereunder as a result of Executive’s death or by the Company at a time when Executive has a Disability, Executive or Executive’s estate, survivors or beneficiaries (as the case may be) shall be entitled to receive:
(A)
the Accrued Rights;
(B)
any Annual Bonus earned, but unpaid, in respect of any completed bonus period as of the date of termination, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement) (the “Prior Bonus”); and
(C)
No later than two and one-half months after the end of the applicable performance period, a pro-rata portion of the Annual Bonus payable for such performance period in which such termination occurs, based on the achievement of the actual performance objectives and targets for such performance period and a fraction, the numerator of which is the number of days during such performance period up to and including the date of termination of Executive’s employment and the denominator of which is the number of days in such performance period. In the case of a Disability of the Executive, the payments provided under this paragraph (C) shall be subject to Executive’s continued compliance with Section 6, Section 7, and Section 8 hereof,

Following such termination of Executive’s employment hereunder as a result of Executive’s death or by the Company at a time when Executive has a Disability, except as set forth in this Section 5(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(d)
By the Company Without Cause (other than by reason of death or Disability); Resignation by Executive for Good Reason.
(i)
If Executive’s employment is terminated by the Company without Cause (other than as described in Section 5(c)(i)) or by Executive for Good Reason (as defined below), Executive shall be entitled to receive:
(A)
the Accrued Rights;
(B)
any Prior Bonus; and
(C)
subject to Executive’s continued compliance with Section 6, Section 7, and Section 8 hereof, (i) an amount equal to 12 months of then-current Base Salary paid in equal monthly installments in accordance with the Company’s standard payroll practices; and (ii) if Executive timely elects continuation of Executive’s medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Executive’s coverage and participation under the Company Group’s medical and dental benefit plans in which Executive was participating immediately prior to termination of employment pursuant to this Section 5(d)(i) (“Medical and Dental Benefits”) shall continue at the same cost to Executive as the cost for the Medical and Dental Benefits immediately prior to such termination until the earlier of (x) the 12-month anniversary of the date of termination, or (y) the date on which Executive becomes eligible for medical and/or dental coverage from Executive’s subsequent employer (it being understood that such continuation of coverage may be made by paying Executive a series of monthly payments sufficient, after payment of federal, state and local income taxes, to pay the applicable portion of the monthly COBRA premium). Executive may choose to continue the Medical and Dental Benefits under COBRA at Executive’s own expense, if any, for the remainder of the period required by law.

Following such termination of employment without Cause by the Company or a resignation by Executive for Good Reason, except as set forth in this Section 5(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii)
Release. Amounts payable to Executive under Section 5(c)(iii)(B), Section 5(c)(iii)(C), Section 5(d)(i)(B) and Section 5(d)(i)(C) (the “Conditioned Benefits”) are subject to (A) Executive’s (or Executive’s estate’s, survivors’ or beneficiaries’ (as the case may be)) execution and non-revocation of a release of claims, substantially in the form attached hereto as Exhibit I (the “Release”), within 60 days following the date of termination and (B) the expiration of any revocation period contained in such Release. Further, to the extent that any of the Conditioned Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or the 60‑day period following the date of termination begins in one calendar year and ends in a second calendar year, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day (regardless of when the Release is delivered), after which any remaining Conditioned Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(iii)
For purposes of this Agreement, “Good Reason” shall mean any of the following, without Executive’s prior written consent: (A) a material reduction (i.e. more than 20%) in Executive’s Base Salary (except for any across-the-board reductions applied to similarly situated Company employees), or (B) a material diminution of Executive’s duties (other than temporarily while physically or mentally incapacitated or as required by applicable law); provided, that no event or condition described in clauses (A) or (B) above will constitute Good Reason unless (x) Executive gives the Company written notice of such event or condition giving rise to Good Reason within 30 days after Executive first learns of such event or condition, (y) the Company fails to cure such event or condition within 30 days after receipt of such notice and (z) Executive resigns from employment within 30 days following the expiration of such cure period.
(e)
Notice of Termination; Board/Committee Resignation. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) pursuant to Section 5 of this Agreement shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Company’s board of managers or comparable governing body (and any committees thereof) and the board of managers or comparable governing bodies (and any committees thereof) of any other Company Group member. Failure to provide such resignation within 10 business days following the Company’s request shall result in forfeiture of the amounts otherwise payable under Section 5(d)(i) (other than the Accrued Rights).
(f)
Suspension. If the Company has reasonable grounds to believe that an event constituting Cause may have occurred, the Company shall have the right to suspend any or all of Executive’s duties, functions, responsibilities or authorities, or require Executive to take “garden leave” for such reasonable period and on such terms as it considers appropriate, including a requirement that Executive shall not be present on the Company’s premises or contact any of its suppliers, clients, business relations, customers or staff. Any suspension and/or garden leave pursuant to this Section 5(f) will be on full pay, and Executive’s benefits under this Agreement will continue to be provided.
6.
Non-Competition; Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and controlled affiliates (collectively, the “Company Group”), and further acknowledges and recognizes that Executive has received, and will receive, Confidential Information (as defined below) and other trade secrets of the Company Group, and accordingly agrees as follows:
(a)
Non-Competition. During the Employment Term and until the 12-month anniversary of Executive’s termination of employment with the Company for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, individually or on behalf of any person, firm, partnership, joint venture , association, corporation or other business organization, entity or enterprise whatsoever (“Person”) other than the Company Group, whether for compensation or otherwise, in any Restricted Area, (a) engage in any Restricted Business (as defined below), (b) enter into the employ of, or render any services to, any Person engaged in any Restricted Business, (c) have an interest in any Person that engages, directly or indirectly, in any Restricted Business, or (d) other than in the context of the exercise of Executive’s rights and performance of Executive’s obligations as an employee of or other service provider engaged by the Company Group, interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any member of the Company Group and any client, customer, vendor or supplier, or any similar business relationships, of the

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Company Group. Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as a passive investment, securities of any other Person if Executive does not, directly or indirectly, own 1%, in the aggregate, of any class of securities of such other Person; provided further, that during the Employment Term, such exception shall only apply with respect to publicly traded securities. For purposes of this Agreement, (A) “Restricted Area” shall mean within fifty (50) miles of any “Jersey Mike’s” store or office location in the United States, as well as any foreign country, state, province or territory in which the Company Group operates or conducts business or, as of the effective date of Executive’s termination, has plans to operate or conduct business in the future, in each case, at any time during the Restricted Period, (B) “Restricted Business” shall mean (i) any business which derives at least ten percent (10%) of its gross annual revenue from the sale of any Competing Products, (ii) any business, activity, enterprise or venture where Executive devotes the majority of Executive’s business time, skill or efforts to the establishment or development of, or operations related to, any Competing Product, and (iii) the following businesses: Subway, Jimmy John’s, Firehouse Subs, Potbelly Subs, Planet Subs, McAlister’s Deli, Schlotzky’s, Arby’s, Panera Bread, and Mr. Goodcents (including, in each case, any affiliates of such businesses), and (C) “Competing Products” means (i) sandwiches (including, without limitation, submarine-style, deli-style sandwiches or wraps) and (ii) any other food- or beverage-based products that any member of the Company Group sells during the course of Executive’s employment or has taken substantial steps towards developing during Executive’s employment if, in the case of clause (ii) only, such products represent more than five percent (5%) of the Company Group’s gross annual revenue at any point during Executive’s employment with the Company Group. Executive acknowledges that the geographic restrictions set forth in this Section 6(a) are reasonable and necessary to protect the goodwill of the business conducted by the Company Group.
(b)
Non-Solicitation of Employees. During the Restricted Period, Executive shall not, directly or indirectly, other than on behalf of the Company Group (i) solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee, independent contractor or other service provider to terminate his or her relationship with the Company Group or (ii) hire, employ or otherwise engage any such individual; provided, that the foregoing shall not (A) prohibit Executive from engaging in general solicitations (including by use of a search firm or an employment agency) for employees or independent contractors or from hiring such individuals as a result of their response to such solicitation, so long as such solicitation is general in nature and does not specifically target such employees or independent contractors, or (B) apply with respect to any employee, independent contractor or other service provider whose employment or other engagement by the Company Group terminated at least 12 months prior to such solicitation, hiring, employment or engagement.
(c)
Customer Non-Solicitation; Non-Interference. During the Restricted Period, Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any other Person, (i) solicit or attempt to solicit business from franchisees, business partners, vendors, suppliers, area directors, distributors, licensees, licensors or other business relations of the Company Group, (ii) interfere or attempt to interfere with the Company Group’s business relationship with its business partners, vendors, suppliers, franchisees, area directors, distributors, licensees, licensors or other business relations (including by making any disparaging statements about the Company Group), or (iii) submit, solicit, encourage or discuss any proposal, plan or offer to acquire an interest in any of the Company Group’s identified potential acquisition targets which are known to Executive or were otherwise identified during Executive’s Employment Term.

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(d)
Non-Disparagement. Executive shall not, whether in writing (electronically or otherwise) or orally, malign, denigrate, or disparage any member of the Company Group, or any of their respective predecessors or successors, or any of their respective current or former directors, officers, employees, shareholders, partners, members, agents, or representatives, with respect to any of their respective past or present activities, or otherwise publish (whether in writing (electronically or otherwise) or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. Nothing in this section shall preclude Executive from responding truthfully to a lawful subpoena or other compulsory legal process or providing truthful information otherwise required by law.
(e)
It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 to be reasonable and necessary to protect the Company’s legitimate business interests and of the Company’s employment of Executive, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(f)
The period of time during which the provisions of this Section 6 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief. The period of time during which the provisions of this Section 6 shall be in effect shall be reduced by the Garden Leave Period (if elected).
7.
Intellectual Property.
(a)
Any Intellectual Property (as defined below) developed within the scope of and during Executive’s employment with the Company Group, whether developed during work hours or after hours, and whether developed solely by Executive or by Executive’s effort combined with the effort of the Company Group’s consultants, designers, agents, vendors, customers, other employees, is a “work made for hire” and is the Company Group’s sole property. Notwithstanding the foregoing, in the event that any such Intellectual Property is not deemed to be a “work made for hire,” Executive hereby assigns and agrees to assign to the Company Group all rights, title, or interest in and to that Intellectual Property and in and to any results or proceeds. For purposes of this Agreement, “Intellectual Property” means any intellectual property, including any idea, creation, invention, design, design patent, patent, copyright, trademark, trade dress, logo, goodwill, know-how, technique, technology, Trade Secret, strategic plan, software or program requirement, code, flow chart, diagram, supply source, drawing, blueprint, description, specification, sample, instruction, formula, invention, method, process, or other similar material.
(b)
Disclosure of Prior Inventions. Executive has identified on Exhibit II all inventions, ideas, and expressions of ideas relating in any way to the Restricted Business or demonstrably anticipated research and development that were made by Executive prior to employment with the Company Group (“Prior Inventions, Ideas, and Expressions of Ideas”), and Executive represents that such list is complete. Executive agrees that Executive will not incorporate, or permit to be incorporated, such Prior Inventions, Ideas, and Expressions of Ideas in any Company Group Intellectual Property without the Company’s prior written consent. If there is no such list on Exhibit II, Executive represents that Executive has made no such Prior Inventions, Ideas, and Expressions of Ideas at the time of signing this Agreement.

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(c)
Ownership of Company Inventions; Copyrights. Executive hereby agrees promptly to disclose and describe to the Company, and hereby assigns and agrees to assign to the Company or its designee, Executive’s entire right, title, and interest in and to all Intellectual Property, inventions, ideas, and expressions of ideas, including any associated intellectual property rights, that Executive may solely or jointly conceive, develop, or reduce to practice during the period of employment with the Company Group and any future inventions as described below (“Company Inventions”). Executive acknowledges that all original works of authorship that are made by Executive (solely or jointly with others) within the scope of employment and that are protectable by copyrights are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C. § 101). To the extent that any such works are not so considered a “work made for hire” under applicable law or copyrightable subject matter, then such works will be deemed, upon creation, to be assigned to the Company automatically without further compensation or action by either party, and Executive hereby assigns such works to the Company.
(d)
Future Inventions. Executive recognizes that Company Inventions or Confidential Information relating to Executive’s activities while working for the Company and conceived or made by Executive, alone or with others, within one year after termination of employment may have been conceived in significant part while employed by the Company Group. Accordingly, Executive agrees that such post-employment inventions and proprietary information will be presumed to have been conceived during employment with the Company Group and are to be assigned to the Company automatically without further compensation or action by either party, and Executive hereby assigns such works to the Company.
(e)
Cooperation in Perfecting Rights to Copyrights and Inventions. Executive agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights, and title throughout the world in the Intellectual Property and Company Inventions hereby assigned to the Company. In the event the Company is unable for any reason to secure Executive’s signature to any document required to apply for or execute any patent, copyright, or other applications with respect thereto (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys in fact to act for and on Executive’s behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other rights thereon with the same legal force and effect as if executed by Executive.
(f)
Disclosure. Executive is hereby notified that the provisions of this Agreement do not apply to (i) any invention for which no equipment, supplies, facility, or Trade Secret information or Intellectual Property of the Company Group was used and which was developed entirely on Executive’s own time and (1) which does not relate (a) directly to the Restricted Business or (b) to the Company’s actual or demonstrably anticipated research or development, and (2) which does not result from any work performed by Executive for the Company Group or (ii) any Intellectual Property, to the extent such application would violate any applicable law.
8.
Confidential Information.
(a)
Executive acknowledges that the Confidential Information obtained by Executive during the Employment Term is the property of the Company Group. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

result of any act or omission by Executive in violation of this letter; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process, or similar process, Executive shall (i) to the extent practicable and not prohibited by law, notify the Company promptly, and consult with and assist (to the extent practicable and not prohibited by law) the Company, at the Company’s expense, in seeking a protective order, (ii) in the event that such protective order is not obtained, or if the Company waives compliance with the terms hereof, disclose only that portion of the Confidential Information which is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.
(b)
For purposes of this Agreement, “Confidential Information” includes all non-public information (whether a Trade Secret or not and whether proprietary or not) relating to the Company Group’s business, and its owners (including Blackstone Inc. and its affiliates) or their family members, that the Company Group either treats as confidential, is of value to the Company Group, or is important to the Company Group’s business and operations, including but not limited to the following specific items: Trade Secrets, actual or prospective customers and customer lists; sales; actual and prospective pricing; rebate information; products; know-how; recipes; proprietary food preparation techniques; industrial engineering; manufacturing processes, methods and techniques; research and development; designs, patents, trademarks, copyrights and any other intellectual property; information systems and software; business plans, budgets, forecasts and projections; negotiations and contracts; financial statements; loan agreements; raw materials, raw material usage and raw material costs; all cost and expense data regarding any area of the Company Group’s business; marketing strategies; information regarding the specific needs and requirements of the Company Group, its customers, vendors and suppliers; employment and personnel information, benefits and benefit plans and employee compensation; licenses; licensors; real and personal property leases and lease terms; legal matters; non-public information relating to the Company Group’s owners and their family members; any other non-public business information regarding the Company Group, including but not limited to any information or documents labeled “Confidential” or “Secret;” or any information, data or documents for which a reasonable person would know is of a confidential or proprietary nature, including but not limited to this Agreement and the negotiations leading to it.

Confidential Information does not include information that:

(i)
Executive can demonstrate was already in the public domain when it was disclosed to Executive; or
(ii)
Becomes part of the public domain under circumstances other than Executive’s direct or indirect unauthorized act or omission.

Nothing in this Agreement is intended to interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of the law. Pursuant to the federal Defend Trade Secrets Act, Executive cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information as long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal. The Company Group will not retaliate against the individual in any way for a disclosure made in accordance with the law. In the event a disclosure is made, and the

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

individual files a lawsuit against the Company Group alleging that the Company Group retaliated against the individual because of Executive’s disclosure, Executive may disclose the relevant trade secret or confidential information to Executive’s attorney and may use the same in the court proceeding only if (i) Executive ensures that any court filing that includes the trade secret or confidential information at issue is made under seal; and (ii) Executive does not otherwise disclose the trade secret or confidential information except as required by court order.

(c)
Trade Secret. “Trade Secret,” is defined as set forth under the federal Defend Trade Secrets Act, 18 U.S.C. § 1836 et seq., as amended, and all applicable state laws, including but not limited to the laws of the State of New Jersey, as amended, and will include information, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that is not commonly known by or available to the public and that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(d)
Return of Property. Upon termination of Executive’s employment with the Company Group for any reason, Executive shall immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.
9.
Specific Performance. Executive acknowledges and agrees that the remedies of the Company Group at law for a breach or threatened breach of any of the provisions of Section 6 through Section 8 of this Agreement would be inadequate and the Company Group would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, any of the Company Group, without posting any bond, shall be entitled, in addition to any other remedy available at law or equity, to cease making any payments or providing any benefit otherwise required by this Agreement and may be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, upon any breach of Section 6 through Section 8 of this Agreement, Executive shall promptly return to the Company Group upon request all cash payments made to Executive pursuant to Section 5 (if any), less any amounts paid by Executive as taxes in respect of such payments (unless such taxes are actually recovered by Executive from the relevant governmental entity, in which case such tax amounts also shall be returned to the Company Group). Any determination under this Section 9 of whether Executive is in compliance with Section 6 through Section 8 hereof shall be determined based solely on the contractual provisions provided therein and the facts and circumstances of Executive’s actions without regard to whether the Company Group could obtain an injunction or other relief under the law of any particular jurisdiction. The provisions of Section 6 through Section 9 hereof shall survive the termination of Executive’s employment for any reason.

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

10.
Miscellaneous.
(a)
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts of laws principles thereof that would direct the application of the law of any other jurisdiction.
(b)
Jurisdiction; Venue. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court sitting in the State of New Jersey over any suit, action or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of New Jersey, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 10(i).
(c)
Entire Agreement; Amendments. This Agreement (including, without limitation, the schedules and exhibits attached hereto) contains the entire understanding of the parties with respect to the employment of Executive by any member of the Company Group, and supersedes all prior agreements and understandings (including, without limitation, any offer of employment letter provided to Executive, and any verbal agreements or understandings) between Executive and any member of the Company Group regarding the terms and conditions of Executive’s employment with the Company Group, with the exception of any applicable prior invention assignment. In addition, if the Company Group is or becomes a party to one or more agreements with Executive related to the matters subject to Section 6, Section 7, and Section 8, such other agreement(s) shall remain in full force and effect and continue in addition to, and not in lieu of, this Agreement, including, without limitation, any covenants pertaining to confidentiality, nondisclosure, non-competition, intellectual property, non-solicitation and non-disparagement applicable to Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, the exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.
(d)
No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(e)
Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided herein and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to any Company Group member. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer (except as provided for in Section 5(d)(i)(C)), self-employment or other endeavor.
(f)
Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(g)
Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest (“Successor”) to all or any parties of the business operations of the Company, or to any Company Group member. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Successor.
(h)
Compliance with Code Section 409A.
(i)
The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest.
(ii)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.
(iii)
Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (x) six months and one day after such separation from service and (y) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 10(h) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iv)
Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (A) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (B) the amount of expenses eligible for reimbursement, or in‑kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in‑kind benefits that the Company is obligated to pay or provide, in any other

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

calendar year, provided that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (C) Executive’s right to have the Company pay or provide such reimbursements and in‑kind benefits may not be liquidated or exchanged for any other benefit.
(v)
For purposes of Code Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.
(i)
Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Jersey Mike’s Franchise Systems, Inc.
2251 Landmark Place
Manasquan, New Jersey 08736
Attention: General Counsel

with a copy to (which shall not constitute notice)

c/o Blackstone Inc.
345 Park Avenue
New York, New York 10154
Attention:	Michael Staub
Devon Rinker
Email:	[email address]

and

c/o Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Gregory T. Grogan
[email address]

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(j)
Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other agreement or written policy to which Executive is a party or otherwise bound. Executive hereby further represents that Executive is not subject to any restrictions on Executive’s ability to solicit, hire or engage any employee or other service provider or that could restrict the ability of Executive to perform Executive’s duties hereunder. Executive agrees that the Company is relying on the foregoing representations in entering into this Agreement and related equity-based award agreements.
(k)
Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any pending claim, litigation, regulatory or administrative proceeding involving any Company Group member (or any appeal from any action or proceeding) arising out of or related to the period when Executive was employed by any Company Group member. In the event that Executive’s cooperation is requested after the termination of Executive’s employment, the applicable Company Group member shall (i) use its reasonable efforts to minimize interruptions to Executive’s personal and professional schedule and (ii) reimburse Executive for all reasonable and appropriate out-of-pocket expenses actually incurred by Executive in connection with such cooperation upon reasonable substantiation of such expenses. Executive agrees to promptly inform the Company Group if (i) Executive becomes aware of any claims that may be filed or threatened against the Company Group or its affiliates, other than as may be filed by Executive and (ii) to the extent Executive is legally permitted, if Executive is asked to assist in any investigation of the Company Group or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company Group or its affiliates with respect to such investigation, and shall not do so unless legally required.
(l)
Withholding Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(m)
Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The execution of this Agreement may be by actual, facsimile or electronic signature.

[Signatures Follow]

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

JERSEY MIKE’S FRANCHISE SYSTEMS, LLC

/s/ Charlie Morrison
By:	Charlie Morrison
Title:	Authorized Signatory

Jersey Mike’s Subs Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Betsy Mercado
Betsy Mercado